VERTRO, INC. Q4 AND FULL YEAR 2009 EARNINGS CALL SCRIPTS
MARCH 25, 2010

ALEX VLASTO

Thank you and good afternoon. Welcome to Vertro’s fourth quarter and full year 2009 financial results conference call. Joining me on the call today are President and CEO Peter Corrao, CFO, Mike Cutler and General Manager, Rob Roe.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in our filings with the SEC.

To begin, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over-year performance. They are: EBITDA, Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “EBITDA”, “Adjusted EBITDA”, “Adjusted net income/loss” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant changes in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions that have since been written off.

Vertro defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. Vertro uses EBITDA and Adjusted EBITDA as internal measures of its business and believes they are utilized as an important measure of performance by the investment community. Vertro sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA.

Vertro defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  Vertro defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of Vertro common stock over the reported period.

For a detailed review of our fourth quarter and full year 2009 results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, the accompanying key metrics slides and to our Form 10-K for Q4 and full year 2009 filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of this conference call will be available for 90 days from today.  I’d now like to turn the call over to our President and CEO, Peter Corrao. Peter?

PETER CORRAO

Good afternoon and welcome to today’s call. We appreciate having you with us and apologize for rescheduling the call.

2009 was a transformational year for our business. It was a year in which we divested our loss making MIVA Media division; focused our resources exclusively on our highly scalable ALOT product portfolio; and, in Q4, delivered on our promise of returning the business to EBITDA profitability for the first time since Q1 2005.

We believe our turnaround program is now behind us and that we have the fundamentals in place to deliver EBITDA profitability quarter on quarter throughout 2010. Later in the call, Mike and I will talk about our financial outlook in more detail, but first I want to spend some time talking about how we got to where we are today and presenting our vision for the year ahead.

As for how we got to profitability: The asset sale of MIVA Media on March 12, 2009 was a defining moment for our business. The transaction added $11.6 million to our balance sheet and enabled us to significantly reduce our global footprint and cost base. Importantly, the sale enabled us to focus our resources exclusively on our ALOT product portfolio. We believed then, as we do now, that ALOT was the division that offered the best growth and profitability potential and would enable us to most effectively capitalize on the rapidly evolving digital landscape, and specifically the trend towards micro-segmentation.

Let me explain what I mean by this.

The way people consume and engage with digital content is changing. Social networks and new methods of content delivery have turned the traditional mass media model on its head. In its place is a landscape where consumers create their own micro-segmented digital worlds, which they co-habit with likeminded people and populate with professional and user generated content pulled from a variety of different sources. There are literally thousands of these micro-segmented consumer groups nationally and internationally, ranging from groups interested in bass fishing or horoscopes through to celebrity gossip and everything in between.

We believe that our long-standing micro-segmented product focus, combined with our scale and expertise in long-tail media buying, puts us at the forefront of this exciting new paradigm. We now have more than 200 micro-segmented products currently available for download and we execute a major, integrated advertising strategy every day to attract users to these highly niche products. We believe that through our products, our users are able to better manage their specific interests online.

Our vision for the year ahead is to continue focusing on being leaders in acquiring and engaging with micro-segmented audiences. Importantly, we are focusing on this both nationally and internationally. We believe that the scalable nature of our ALOT product portfolio makes this vision highly achievable, as we demonstrated through our growth in 2009. Over the course of 2009:

-	We increased the number of monthly unique users opening ALOT Homepages from an average of 1.8 million in Q1 2009 to an average of 4.7 million in Q4 2009;

-	We increased the number of live users of our ALOT toolbar products from 3.0 million on January 1, 2009 to 4.4 million on December 31, 2009;

-	We increased the number of searches being conducted by all users across all of our products from 162 million in Q1 2009 to 232 million in Q4 2009; and

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We dramatically expanded our user base in new international markets, particularly for our homepage product where we increased the number of monthly unique users outside region one from 0.2 million in Q1 2009 to 1.2 million in Q4 2009.

You can find a more detailed breakdown of these metrics in the slides we released today in conjunction with our earnings release. These slides highlight the growth in our user base and, importantly, the search queries these users conduct.

Before moving on, I want to take a moment to explain the decline in our toolbar user base from Q3 2009 to Q4 2009. As a reminder, we define live toolbar users as the number of unique users over a 15 day period who open their browser with one of our toolbars installed. So, our Q4 2009 live user count was calculated by counting the number of unique Internet users who opened their browser with one of our toolbars installed between December 17th and December 31st. Every year we find that a portion of our users simply don’t switch their computers on for the last 15 days of December. This is likely due to issues like students being on vacation and people traveling for the holidays. This seasonal trend results in what we believe is an artificial reduction in our live user count.

Adding to this, and as I reported on our last quarterly call, we traditionally reduce our advertising spend around the middle of December because we can no longer cost-effectively acquire our usual volume of new users due to Internet usage slowing throughout the holiday period. As with previous years, this reduction in advertising spend in December negatively impacted our live user count. After the first of the year our total toolbar user count quickly went back up, increasing from 4.7 million on December 31, 2009 to approximately 6 million today.

This seasonal impact on live toolbar users is a good example of why we’re trying to guide our investors towards using search queries rather than user counts as a barometer for measuring our progress and performance. As a reminder, we increased the number of searches being conducted by all users across all of our products from 162 million in Q1 2009 to 232 million in Q4 2009

In addition to growing our user base and search volumes over the course of 2009, we also significantly improved retention rates amongst our core region one users. In our Q3 call I stated that region one retention rates were the best we have seen since we launched the ALOT brand and I’m pleased to report that we successfully sustained and even improved these rates throughout Q4.

To help us maintain and further improve retention, in January we appointed Mike Hammer into the newly created role of Editorial Director. Mike has more than twenty years’ experience in editorial management, publishing and brand development. He is now leading a newly developed team responsible for creating and optimizing our micro-segmented buttons, toolbars and homepages.

Mike’s team’s efforts will cover both our core region one markets and our emerging international markets. You’ll remember that we have had tests running in Asia, Western Europe and South America. We believe that following these tests we have identified certain markets that offer significant potential for us, with margins equal to or greater than our core region one markets. While we are optimistic about the potential of these markets, we will expand into them cautiously and with a constant eye on user data and performance against our lifetime value model.

We believe that we have only just started to scratch the surface when it comes to engaging and leveraging our micro-segmented audiences around the world. In addition to our content strategy, there are a broad range of other opportunities that we plan to explore in 2010. These include:

-	Extending our products onto mobile;

-	Introducing more community features to help further increase stickiness and engagement;

-	Offering our users the ability to directly engage with industry experts inside their specific micro-segments; and

-	Expanding our affinity-oriented ecommerce offerings, both through affiliate networks and direct relationships with online retailers.

With that said, I want to move on now to talk about our expectations for 2010. While we are not providing specific guidance for the year, we are excited about our prospects. We are expecting Q1 2010 revenue and Adjusted EBITDA to be broadly in line with Q4 2009, and for the remaining quarters in 2010 we expect sequential quarterly revenue and Adjusted EBITDA growth. Our tempered Q1 expectations are as a result of us starting the year with a lower installed user base due to the issues of seasonality I discussed earlier.

Mike will provide more detail in his prepared remarks, specifically as it relates to our expectations for operating expenses, advertising spend and cash. Before handing over to Mike, I want to provide a brief update on the status of our NASDAQ listing. You’ll remember that on September 15 we received two noncompliance notices from NASDAQ: one relating to the market value of our publicly held shares, and the other relating to our stock price.

On December 15, we received a notice from NASDAQ indicating that we had not regained compliance with the minimum $15 million market value of publicly held shares requirement. As a result, our stock was subject to delisting unless we requested a hearing before a NASDAQ Listing Qualifications Panel. On January 20, we had our hearing before this Panel and requested to transfer our listing to the NASDAQ Capital Market. On February 17, the Panel granted our request subject to the condition that, among other things, we demonstrate compliance with all continued listing standards of the Capital Market on or before June 14, 2010. We are now taking steps to meet the requirements for continued listing by this June 14 deadline.

As expected, on March 16 we received an additional notice from NASDAQ indicating that we had not regained compliance with the minimum $1.00 bid price requirement. In this notice, we were informed that the NASDAQ Panel will consider our non-compliance with the Bid Price Requirement in rendering a determination regarding our continued listing.  NASDAQ provided us an opportunity to make a written submission to specifically address this matter, which we have now submitted. Under NASDAQ’s Listing Rules, the NASDAQ Panel may, in its discretion, grant us a period of up to 180 calendar days from the date of our notification, or through September 13, 2010, to regain compliance with the Bid Price Requirement.

I want to conclude today by highlighting what I believe is the fantastic progress we have made since selling our MIVA Media division in March 2009. We were able to turn $6.0 million in revenue in Q2 2009 to $7.4 million in Q3 2009 and $8.0 million in Q4 2009. On the bottom line, we took our EBITDA loss from $3.4 million in Q2 2009 to $1.6 million in Q3 2009, and then turned that loss into a $400k profit in Q4 2009. As I mentioned earlier, this is our first quarterly EBITDA profit since Q1 2005.

We are extremely proud of this turnaround and are excited by the potential that the future holds. With that said, let me turn the call over to Mike, who will cover our financial results. Mike?

MIKE CUTLER

Thank you Peter.

As Peter discussed, we believe 2009 was a pivotal year for our company, with the sale of MIVA Media and our return to profitability in the fourth quarter.

I’m going to spend some time this afternoon reviewing our financial results from continuing operations and providing a little more detail around the 2010 forecast that Peter outlined in his prepared remarks.

Revenue for Q4 2009 was $8.0 million, an increase of 8% from the $7.4 million we reported in Q3 2009. The increase was due primarily to volumetric gains in both our user base and the number of searches being conducted across our product portfolio.

EBITDA was $0.4 million in Q4 2009, compared to an EBITDA loss of $1.6 million in Q3 2009. Q4 2009 EBITDA included $0.2 million non-cash compensation expense and a $0.4 million gain from the sale of a patent. Q3 2009 EBITDA included $0.2 million non-cash compensation expense.

Adjusted EBITDA was $0.3 million in Q4 2009 compared to an Adjusted EBITDA loss of $1.4 million in Q3 2009. Q4 2009 Adjusted EBITDA excluded $0.2 million non-cash compensation expense and a $0.4 million gain from the sale of a patent. Q3 2009 Adjusted EBITDA excluded $0.2 million non-cash compensation expense.

Cash and cash equivalents decreased from $6.3 million at the end of Q3 2009 to $4.8 million at December 31 2009. The decrease was primarily a result of certain anticipated one-time expenses. Importantly, we believe that our reported cash low point is now behind us and that we will add cash to our balance sheet every quarter in 2010. In addition to this strengthening cash position, we also have the added security of a new $5 million credit line with Bridge Bank, which we announced at the end of December 2009. We believe that securing this line of credit was a vote of confidence in our business model and financial outlook. We have no immediate plans to draw on this line.

GAAP net income from continuing operations was $0.8 million or $0.02 per basic share in Q4 2009, compared to GAAP net loss from continuing operations of $1.8 million or $(0.05) per basic share in Q3 2009. Q4 2009 GAAP net income included a $0.4 million gain from the sale of a patent.

As of December 31, 2009, we had 42 full time employees, down from approximately 50 on September 30, 2009. We don’t envisage growing our full time employee base significantly over the course of 2010, thanks in large part to our proprietary technologies that enable us to quickly and easily launch new micro-segmented products without any need for engineering or technical resource.

For full year 2009, revenue from continuing operations was $27.6 million, compared to revenue of $41.3 million in FY 2008. The decrease was due primarily to reductions we made in our advertising spend. You’ll remember that we reduced our advertising spend in the latter part of 2008 and the early part of Q1 2009 as we managed our balance sheet in the lead up to the sale of MIVA Media. These reductions in spend reduced our live user base and, in turn, the number of revenue generating events across our product portfolio. With spend increased following the sale of MIVA Media, we quickly got back to growth in our ALOT product portfolio and we feel confident in our ability to continue this growth in 2010.

Operating expenses were $33.7 million in FY 2009, compared to $58.4 million in FY 2008. In 2009 total operating expenses included accelerated recognition of $0.6 million of unamortized loan expense relating to our original line of credit with Bridge Bank. In 2008 total operating expenses included $1.9 million in a litigation settlement, $7.9 million in non-cash goodwill and tangible and intangible asset impairment charges, and $0.6 million in restructuring charges.

EBITDA was a loss of $7.2 million in FY 2009, compared to an EBITDA loss of $17.7 million in FY 2008. 2009 EBITDA included $1.2 million in non-cash compensation expense and a $0.4 million gain from the sale of a patent. 2008 EBITDA included $2.3 million in non-cash compensation expense, $1.9 million in a litigation settlement, $7.9 million in non-cash goodwill and tangible and intangible asset impairment charges, and $0.6 million in restructuring charges.

Adjusted EBITDA was a loss of $6.4 million in FY 2009, compared to an Adjusted EBITDA loss of $4.9 million in FY 2008. FY 2009 adjustments were $1.2 million non-cash compensation expense, a $0.4 gain from the sale of a patent, and ($0.02) from the reversal of a restructuring charge.  FY 2008 adjustments were $2.3 million non-cash compensation expense, $7.9 million in non-cash goodwill and tangible and intangible asset impairment charges, and $0.6 million in restructuring charges.

GAAP net loss from continuing operations was $7.7 million, or $(0.23) per diluted share in FY 2009, compared to GAAP net loss of $19.6 million, or $(0.60) per diluted share in FY 2008. 2009 GAAP net loss included a $0.4 million gain from the sale of a patent.

I want to move on now to provide a little more detail around our outlook for the year ahead. As Peter discussed earlier, we expect that we will deliver EBITDA profitability throughout 2010. Our strategy for achieving this will be to focus on tightly targeted advertising and maintaining close control of our operating expenses.

We expect advertising spend to increase quarter over quarter throughout 2010, until Q4 when we again expect to reduce our spend due to the effects of seasonality that Peter detailed earlier. We will be focusing our advertising spend on attracting users in markets that we believe offer the greatest return on investment. This will include both region one and some of the new international markets that we have recently concluded testing in. Over the course of the year we also expect to launch tests in further new markets. This effort will be led by our editorial, creative and media buying teams and the results will be carefully scrutinized.

We expect our operating expenses, excluding advertising spend, to be marginally lower in the second half of 2010 than the first. These reductions will primarily be a result of expected savings in certain corporate costs.

The effect of our relatively modest expected increases in advertising spend, coupled with flat to down operating expenses and flat capital expenses, is that the majority of our expected revenue gains will flow directly through to the bottom line.

As I mentioned earlier, we believe our reported cash low point is now behind us and that we will be adding cash to the balance sheet every quarter in 2010.

We’re extremely excited by our prospects for the year ahead. We believe that the resource drain of our turnaround program is behind us and that we can now focus on driving growth and innovation in our ALOT product portfolio.

With that said, I will now turn the call back to Peter for some concluding remarks.

Peter?

PETER CORRAO

Thanks Mike. So, in conclusion, we are excited about our prospects for the year ahead. We believe we have got our turnaround program behind us and that we are poised to deliver EBITDA profitability throughout 2010. We feel confident and excited in our vision around micro-segmentation and believe we have the team, products and technology in place to execute against this vision. I look forward to updating you with our progress.

With that said, let me turn the call back to Alex for the Q&A session. Alex?

Q&A SESSON

ALEX VLASTO

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for Q4 and full year 2009. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.